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| FORM 4 |              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

         Kemp                         Jack                             F.
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        (Last)                      (First)                        (Middle)

                     1701 Pennsylvania Avenue, NW, Ste 900
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                                   (Street)

      Washington,                     D.C.                          20006-5805
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        (City)                      (State)                           (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

    Speedway Motorsports, Inc. (NYSE: TRK)

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)

    ###-##-####

4.  Statement for Month/Year

    March 2002

5.  If Amendment, Date of Original (Month/Year)

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

     X  Director    ___ Officer             ___ 10% Owner    ___ Other
    ---                 (give title below)                       (specify below)

                               Board of Director
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7.  Individual or Joint/Group Filing (Check Applicable Line)

      X  Form filed by One Reporting Person
     ---
     ___ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title             2. Trans-    3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                   action       action          or Disposed of (D)                Securities           ship          of In-
   Security             Date         Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)           (Month/      (Instr. 8)                                        Owned at             Direct        Bene-
                        Day/      ----------------------------------------------       End of               (D) or        ficial
                        Year)                                                          Month                Indirect      Owner-
                                  Code    V          Amount     (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                                (D)                                         (Instr. 4)    (Instr. 4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)
(v).

Potential persons who are to respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB-control number.
                                                                         (Over)
                                                                SEC 1474 (3-99)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conversion       3. Transaction      4. Transaction         5. Number of Derivative
    Security (Instr. 3)               or Exercise         Date                Code                   Securities Acquired (A)
                                      Price of            (Month/Day/         (Instr. 8)             or Disposed of (D)
                                      Derivative          Year)                                      (Instr. 3, 4, and 5)
                                      Security

                                                                           ---------------------------------------------------

                                                                           Code      V                 (A)         (D)
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Common Stock Purchase Option/1/       $25.28               1/2/02           A        V               10,000
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6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Nature
   cisable and       Underlying Securities        of          of Deriv-        ship          of Indirect
   Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          Beneficial
   Date                                           ative       Secur-           of De-        Ownership
   (Month/Day/                                    Secur-      ities            rivative      (Instr. 4)
   Year)                                          ity         Bene-            Security:
                                                  (Instr.     ficially         Direct (D)
 --------------------------------------------     5)          Owned            or Indirect
 Date     Expira-                 Amount or                   at End           (I)
 Exer-    tion         Title      Number of                   of               (Instr. 4)
 cisable  Date                    Shares                      Month
                                                              (Instr. 4)
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7/2/02    1/2/12    Common Stock  10,000                     65,000/2/           D            N/A
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Explanation of Responses:

      1.   Option Granted pursuant to the Formula Stock Option Plan

      2. This figure includes all options regardless of exercise price and expiration date.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

___________________________________     ______________________
**   Signature of Reporting Person              Date

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.